UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549





                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of report (date of earliest event reported) March 7, 1999
                               (November 25, 1998)





                              Thinking Tools, Inc.

-------------------------------------------------------------------------------

             (Exact name of registrant as specified in its charter)



Delaware                           000-21295                         77-3061708

-------------------------------------------------------------------------------


(state of other jurisdiction      (commission                   (IRS Employer
    of incorporation )            File Number)               Identification No.)



               One lower Ragsdale Drive, 1-250, Monterey, CA 93940

-------------------------------------------------------------------------------

               (address of principal executive offices) (zip Code)


                                 (831) 373-0688

-------------------------------------------------------------------------------


               Registrant's telephone number, including area code


-------------------------------------------------------------------------------
          (former name or former address, if changed since last report)

Item 5 Other Events

On November 6, 1998, the Board of Directors of the Registrant ("Thinking Tools, Inc" or the "Company") approved a proposal for a Bridge Financing Offer (the Offering) of 200,000 shares of the Company's common stock. Securities of this note which will consist of a 10% per annum interest bearing Senior Promissory Note (Notes). The notes will be considered senior secured indebtedness of the Company.

On December 7, 1998 Thinking Tools, Inc. (the "Company) issued a press release announcing that it had received a private placement offering from members of the Thinking Tools board of directors and shareholders.

During the period of December 7, 1998 through March 30, 1999 the Company received proceeds of $343,000 as a result of the Offering. The net proceeds of the Offering were intended for working capital and general corporate purposes.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In connection with the Bridge Financing Offer (the Offering) of 200,000 shares of the Company's common stock and in order to fund it's continuing operations the Company entered in a stock purchase and loan agreement, by and between Technologies, LP and the Company (the "technologies Agreement") The general partner of Technologies, LP is Knoll Capital Management, L. P., an affiliate of Mr. Fred Knoll, The Company's Chairman of the Board.

Exhibit

99.1     Summary and Terms for Thinking Tools, Inc. Bridge Financing Offering
99.2     Press release date 12-7-98


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned herunto duly authorized.


Date:  March 30, 1999                       Thinking Tools, Inc.


                                        /s/ Moshe Zarmi
                                        ---------------
                                        Name:  Moshe Zarmi
                                        Title:  President and CEO